EXHIBIT 99.1

HERCULES REPORTS SECOND QUARTER 2004 RESULTS

WILMINGTON, DE, JULY 29, 2004 . . . Hercules Incorporated (NYSE: HPC) today reported net income for the quarter ended June 30, 2004 of $4 million, or $0.04 per diluted share, compared to net income of $34 million, or $0.32 per diluted share, for the same period of 2003.(1)

As previously announced, the second quarter 2004 net income includes a non-cash after-tax charge of approximately $9 million for the write-off of unamortized debt issuance costs associated with refinancing of the company's bank credit facility and the 9.42% trust preferred junior subordinated interest debentures.  Other after-tax charges in the quarter included $5 million for debt repurchases, $3 million for severance, $4 million associated with divested businesses and $2 million for expenses related to the litigation against the Company's insurance carriers.(4)

Earnings from ongoing operations(2) for the second quarter of 2004, utilizing a 36% income tax rate for ongoing operations, were $28 million or $0.26 per diluted share.  This compares to earnings on the same basis of $26 million, or $0.24 per diluted share in the second quarter of 2003 (please refer to Table 2 for a reconciliation of earnings from ongoing operations to reported net income).

Net sales in the second quarter were $510 million, an increase of 7% from the same period last year.  Compared with the second quarter of 2003, the sales increase was driven by 10% higher volumes and 3% improved rates of exchange, offset in part by 5% unfavorable mix and 1% lower prices.

Second quarter 2004 net sales, as compared to the same period in 2003, increased 11% in Europe (4% excluding the stronger Euro) and 28% in Asia Pacific and decreased 9% in Latin America.  North America was flat.

Reported profit from operations in the second quarter of 2004 was $65 million, compared with $76 million for the same period in 2003.  Profit from ongoing operations(2) in the second quarter of 2004 was $76 million, compared with $77 million in the second quarter of 2003.

"Overall, the second quarter reflected a continuation of many of the conditions we saw in late 2003 and the first quarter of 2004, but with a solid increase in volumes," said Craig Rogerson, President and Chief Executive Officer.  "Aqualon continues to deliver strong results across most of its product families and markets.  Pulp and Paper results are showing signs of volume recovery in container board, packaging, and printing and writing papers in North America; while growth in emerging markets remains strong.  FiberVisions' earnings were down primarily due to high polypropylene costs, but also reflected volume losses resulting from substitution in diaper coverstock applications.  Pinova delivered significantly improved volumes, but margins were negatively impacted by higher raw material and energy costs, and lower tolling income.  All of our businesses are challenged by higher non-cash pension expenses, which are projected to increase by approximately $16 million for the year 2004 versus 2003, and persistently high raw material, energy and freight costs.  In spite of these challenges, we expect to deliver improved results for the year from productivity initiatives, pricing actions and improved volumes."

Year to Date Results
Net sales for the six months ended June 30, 2004 were $985 million, an increase of 6% from the same period last year.  Compared with the six months ended June 30, 2003, the sales increase was driven by 7% higher volumes and 5% improved rates of exchange, offset in part by 5% unfavorable mix and 1% lower prices.

Reported profit from operations for the six months ended June 30, 2004 was $111 million, compared with $137 million for the same period in 2003. Profit from ongoing operations(2) for the six months ended June 30, 2004 was $134 million, compared with $137 million for the six months ended June 30, 2003 (please refer to Table 3 for the reconciliation of earnings from ongoing operations to reported net income).

The Company closed the refinancing of its senior bank credit facility in the second quarter with a new $400 million term loan and a $150 million revolving credit facility and a $250 million private offering of 6.75% senior subordinated notes due 2029.  The proceeds of the bank refinancing and the note offering were used to refinance the existing bank credit facility, redeem the 9.42% trust preferred junior subordinated interest debentures due 2029 and for general corporate purposes. The refinancing is expected to yield annual cash interest savings of approximately $10 million.

Interest and debt expense, which includes preferred securities distributions, was $30 million in the second quarter of 2004, down $3 million compared with the second quarter of 2003, primarily reflecting lower outstanding debt balances.  Total debt, including the preferred securities, was $1.362 billion at the end of the second quarter 2004, an increase of $53 million from the first quarter of 2004, while cash balances increased $27 million in the quarter.

Capital spending was $20 million in the second quarter and $30 million year to date.  Capital expenditures are expected to be $70 million for the year 2004.  Cash outflows for severance were $2 million in the second quarter and $4 million year-to-date.

Segment Results — Reported Basis
In the Performance Products segment (Aqualon, Pulp and Paper), net sales in the second quarter grew 8%, while profit from operations declined 8% compared with the same quarter in 2003, primarily due to a severance charge in Pulp and Paper.

Aqualon's net sales and profit from operations in the second quarter increased 13% compared with the second quarter of 2003.  Growth in sales compared with the second quarter of 2003 was driven by 18% higher volume and a 4% benefit from rates of exchange, offset in part by 7% unfavorable mix and 2% lower prices.  Profit from operations improved due to lower raw material costs in the aggregate, improved operating rates associated with the higher volumes and favorable rates of exchange partly offset by higher freight, non-cash pension costs, and technology costs associated with new product development.

In the Pulp and Paper Division, net sales in the second quarter grew 4% compared with the second quarter of 2003, driven by an 8% increase in physical volumes and a 4% positive impact from rates of exchange, partially offset by unfavorable product mix of 6% and lower prices of 2%.  Reported profit from operations decreased 43% compared with the second quarter 2003, including a severance charge of approximately $5 million related to further productivity and cost savings efforts initiated in the quarter.  Operating profit was impacted by higher raw materials, freight, non-cash pension expenses and increased selling expenses associated with volume growth in new products, partly offset by favorable rates of exchange.

In the Engineered Materials and Additives segment (FiberVisions, Pinova), net sales in the second quarter increased 3% compared with the second quarter of 2003.  Profit from operations decreased $4 million compared with the second quarter of 2003.

Second quarter 2004 net sales in FiberVisions decreased 3% and profit from operations declined by $4 million compared with the second quarter of 2003.  The net sales decline was driven by 7% lower volumes, partially offset by a 3% benefit from rates of exchange and a 1% increase in prices.  Sales of fibers used in diaper coverstock declined at a faster rate than replacement volume from the growing disposable wipes market.  Profit from operations was negatively impacted by the continued run up of polypropylene costs and lower production volumes.

Pinova's net sales in the second quarter increased 22% compared to the second quarter 2003.  Profit from operations in the second quarter was, however, flat compared to the second quarter of 2003.  The net sales increase was driven by 33% higher volumes, offset in part by 2% unfavorable mix and 9% lower prices.  Profit from operations was flat as increased sales were offset by higher raw material, energy and non-cash pension costs and lower tolling income.

Outlook
"We are committed to our targets of double-digit earnings per share growth from ongoing operations and significantly higher free cash flows in 2004 compared to 2003," said Mr. Rogerson.  "We remain focused on our strategy of bringing value to our customers, increasing our competitive advantage, improving productivity and strengthening our balance sheet to deliver significant value to our investors.

“We expect improved operating profits in our Pulp & Paper, FiberVisions and Pinova businesses along with continued solid performance from Aqualon to drive stronger results in the second half of 2004," added Mr. Rogerson.  “We are focusing our productivity initiatives and continuous improvement efforts on mitigating legacy issues, tax planning, Sarbanes Oxley compliance and cost savings programs in Pulp and Paper."

The Company will maintain its practice of not providing quarterly earnings guidance.

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Stuart L. Fornoff	(302) 594-7151

HERCULES INCORPORATED

CONSOLIDATED STATEMENT OF INCOME

(Dollars in millions, except per share data)                                                                                    (Unaudited)

Table 1	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2004	2003	2004	2003
Net sales	$510	$478	$985	$925
Cost of sales	325	298	630	582
Selling, general and administrative expenses	98	90	196	181
Research and development	11	10	22	20
Intangible asset amortization	2	2	4	4
Other operating expenses, net	9	2	22	1
Profit from operations	65	76	111	137
Interest and debt expense	30	33	60	67
Other expense, net	27	6	18	10
Income before income taxes and equity income	8	37	33	60
Provision for income taxes	4	5	3	14
Income before equity income	4	32	30	46
Equity in income of affiliated companies	-	-	-	-
Net income before discontinued operations and cumulative effect of change in accounting principle	4	32	30	46
Net income on operations of discontinued operations	-	2	-	2
Provisions for income taxes	-	-	-	-
Total discontinued operations	-	2	-	2
Cumulative effect of change in accounting principle, net of tax	-	-	-	(28)
Net income	$ 4	$ 34	$ 30	$ 20
Basic and diluted earnings (loss) per share:
Continuing operations	$0.04	$0.30	$0.28	$0.43
Discontinued operations	-	$0.02	-	$0.02
Cumulative effect of change in accounting principle	-	-	-	($0.26)
Net income (loss)	$0.04	$0.32	$0.28	$0.19
Weighted average # of basic shares (millions)	107.6	105.9	107.2	105.5
Weighted average # of diluted shares (millions)	108.4	107.0	108.6	106.5
Income before income taxes and equity income	8	37	33	60
Interest and debt expense	30	33	60	67
EBIT	38	70	93	127
Depreciation and amortization, net of amortization of debt issuance costs	25	23	50	46
EBITDA(2)	63	93	143	173

	(Unaudited)
Table 1 Segment Data (Dollars in millions)	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2004	2003	2004	2003
Net Sales By Industry Segment
Performance Products	$412	$383	$798	$739
Engineered Materials and Additives	98	95	187	186
Total	$510	$478	$985	$925
Profit From Operations By Industry Segment
Performance Products	$ 68	$ 74	$119	$132
Engineered Materials and Additives	(1)	3	(3)	5
Corporate	(2)	(1)	(5)	-
Total	$ 65	$ 76	$111	$137

	(Unaudited)
Table 2 Reconciliation to Ongoing Operations	THREE MONTHS ENDED JUNE 30, 2004				THREE MONTHS ENDED JUNE 30, 2003
(Dollars in millions, except per share)	Net Income (Loss)	Basic & Diluted Eps	Profit From Operations	EBITDA	Net Income (Loss)(	Basic & Diluted Eps	Profit From Operations	EBITDA
From Table 1	$ 4	$0.04	$65	$63	$34	$0.32	$76	$93
Discontinued operations	-	-	-	-	2	0.02	-	-
Net income before discontinued operations and cumulative effect of change in accounting principle	4	0.04	65	63	32	0.30	76	93
Asbestos litigation -- Insurance carriers	2	0.02	-	3	-	-	-	-
Severance and restructuring costs	3	0.03	4	4	(1)	(0.01)	(1)	(1)
Loss on debt prepayment and write-off of debt issuance costs	14	0.13	-	22	-	-	-	-
Other(3)	4	0.03	7	5	3	0.03	2	4
Subtotal(4)	$23	$0.21	$11	$34	$ 2	$0.02	$ 1	$ 3
Tax benefit due to intellectual property donation in 2003 and adjustment to the statutory tax rate	1	0.01	-	-	(8)	(0.08)	-	-
Ongoing Operations(2)(4)	$28	$0.26	$76	$97	$26	$0.24	$77	$96

	(Unaudited)
Table 3 Reconciliation to Ongoing Operations	SIX MONTHS ENDED JUNE 30, 2004				SIX MONTHS ENDED JUNE 30, 2003
(Dollars in millions, except per share)	Net income (loss)	Basic & diluted eps	Profit from operations	EBITDA	Net income (loss)(	Basic & diluted eps	Profit from operations	EBITDA
From Table 1	$30	$0.28	$111	$143	$20	$0.19	$137	$173
Discontinued operations	-	-	-	-	(2)	(0.02)	-	-
Cumulative effect of changes in accounting principle, net of tax	-	-	-	-	28	0.26	-	-
Income before discontinued operations and cumulative effect of change in accounting principle	30	0.28	111	143	46	0.43	137	173
Gain on sale of minority interest in CP Kelco	(26)	(0.24)	-	(26)	-	-	-	-
Asbestos litigation -- Insurance carriers	2	0.02	-	3	-	-	-	-
Legal settlements	4	0.04	-	6	-	-	-	-
Severance and restructuring costs	4	0.04	6	6	-	-	1	1
Asset Impairments	4	0.04	7	7	-	-	-	-
Loss on debt prepayment and write-off of debt issuance costs	19	0.17	-	29	-	-	-	-
Other(3)	7	0.06	10	9	2	0.02	(1)	3
Subtotal(4)	$14	$0.13	$ 23	$ 34	$ 2	$0.02	-	$ 4
Tax benefit due to intellectual property donation in 2003 and adjustment to the statutory tax rate	-	-	-	-	(7)	(0.07)	-	-
Ongoing Operations(2)(4)	$44	$0.41	$134	$177	$41	$0.38	$137	$177

	(Unaudited)
Table 4 Tax Rate Reconciliation
	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
For Three and Six Months Ended June 30	2004	2003	2004	2003
Reported effective tax rate	54%	14%	9%	23%
Impact of CP Kelco	-	-	30%	-
Impact of intellectual property donation	-	21%	-	13%
One time tax costs of tax planning initiatives	(10%)	-	(2%)	-
U.S. taxes on foreign earnings and dividends	(9%)	1%	(2%)	-
Other	1%	-	1%	–
Ongoing operations tax rate	36%	36%	36%	36%

NOTES:

(1)      Hercules changed its method of accounting for ESOP in the fourth quarter 2003.  As required, prior periods have been restated, including the number of shares outstanding, resulting in a $2 million and $3 million increase in net income for the second quarter and six months ended June 30, 2003 respectively, and a $0.03 and $0.04 earnings per share improvement, respectively.  The 2003 results have also been restated to reflect the consolidation of ES FiberVisions pursuant to the Company's adoption of FIN 46 in the third quarter of 2003.

(2)     Ongoing operations and EBITDA are non-GAAP financial measures.  The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova.  Results from ongoing operations exclude impairment charges for certain facilities within these businesses, which will have no further operating impact, charges related to divested businesses, litigation against the Company's insurance carriers, executive retirement benefits, and a legal settlement.  It also excludes the impact of special items -- most notably the prepayment and refinancing of long-term debt.

         EBITDA is calculated as net income (loss) before income taxes plus interest and debt expense, depreciation and amortization, net of amortization of debt issuance costs.

         EBIT and EBITDA are measures commonly used by the capital markets to value enterprises.  Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates.  Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies.  In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.  Management believes that EBIT and EBITDA information is useful to investors for these reasons.  This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

(3)      Other includes gains and losses related to formerly divested businesses, special executive retirement benefits and other costs.

(4)      Adjustment items have been tax effected at a 36% ongoing operations tax rate for 2004 and 2003, except the gain on the sale of CP Kelco, which had nominal net taxes.  See Table 4 for a reconciliation of the effective tax rate, excluding the CP Kelco transaction, to the 36% ongoing operations tax rate.

Note:  The amounts included in these financial statements and tables are unaudited and are subject to change prior to the filing of Hercules' quarterly report on Form 10-Q on or before August 9, 2004.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.